Exhibit 99.1

Omeros Announces Expansion of Exclusive License to PDE7 Inhibitors from Daiichi—Sankyo

— Promising Data for the Treatment of Addiction and Compulsive Disorders —

Seattle, Washington – February 22, 2011 – Omeros Corporation (NASDAQ: OMER) today announced that its exclusive license to phosphodiesterase 7 (PDE7) inhibitors from Daiichi—Sankyo Co., Ltd. has been amended to include addiction and compulsive disorders in the field of use. Omeros’ PDE7 program was founded on the Company’s discovery of a previously unknown link between PDE7 and any movement disorder, such as Parkinson’s disease. Omeros believes that it also is the first to link PDE7 to any addiction or compulsive behavior, and is now advancing PDE7 inhibitors for the treatment of these as well as movement disorders. Omeros is collaborating on this program with both the National Institute on Drug Abuse (NIDA) and The Michael J. Fox Foundation.

“We are pleased to announce our agreement with Daiichi—Sankyo and the additional therapeutic focus of our PDE7 program,” stated Gregory A. Demopulos, M.D., chairman and chief executive officer of Omeros. “From the advanced Daiichi compounds we have already selected a clinical candidate, and we expect that addiction will provide us with a faster and less expensive development pathway for our PDE7 program. We are collaborating with NIDA on additional studies that will evaluate our compounds in addiction, and we look forward to working with NIDA to advance this program through the clinic.”

PDE7 appears to modulate the dopaminergic system, which plays a significant role in regulating both movement and addiction. Omeros believes that PDE7 inhibitors could be effective therapeutics for the treatment of movement disorders as well as addiction and compulsive disorders. Omeros has shown in animal models of cocaine addiction that PDE7 inhibitors reduce cocaine self-administration, inhibit relapse induced by cues and stress, and facilitate drug abstinence in previously addicted animals. Importantly, no effect on normal feeding was observed in the cocaine studies, suggesting that PDE7 inhibitors selectively reduce addiction-related behaviors. In a similarly well-established animal model of binge eating, Omeros’ PDE7 inhibitors demonstrated equally robust efficacy, again showing no effect on normal feeding behavior.

Omeros’ PDE7 Program Expands its Addiction Franchise

As previously announced, Omeros is evaluating peroxisome proliferator-activated receptor gamma (PPARg) agonists for the treatment of addiction in two Phase 2 clinical studies being conducted by researchers at the New York State Psychiatric Institute. NIDA is funding substantially all costs of these studies, which are evaluating the effects of PPARg agonists on oxycontin and heroin use. Pilot human and preclinical data suggest that PPARg agonists may be most effective in the treatment of addiction to opioids, alcohol and nicotine, and that they are less effective for treating addiction to psychostimulants such as cocaine and methamphetamine. In contrast, preclinical data suggest that PDE7 inhibitors may be effective in the treatment of addiction to cocaine and methamphetamine, nicotine and compulsive behaviors. Together, the PPARg and PDE7 programs provide Omeros with a potentially broad franchise of drug treatments for addiction and compulsive disorders.

About Omeros Corporation

Omeros is a clinical-stage biopharmaceutical company committed to discovering, developing and commercializing products focused on inflammation, bleeding and disorders of the central nervous system. The Company’s most clinically advanced product candidates are derived from its proprietary PharmacoSurgery™ platform designed to improve clinical outcomes of patients undergoing a wide range of surgical and medical procedures. Omeros has six ongoing clinical development programs, including four from its PharmacoSurgery™ platform, the most advanced of which is in a Phase 3 clinical program, and two from its addiction franchise. Omeros may also have the near-term capability, through its GPCR program, to add a large number of new drug targets and their corresponding compounds to the market. Behind its clinical candidates and GPCR platform, Omeros is building a diverse pipeline of protein and small-molecule preclinical programs targeting inflammation, bleeding and central nervous system disorders.

Forward-looking Statements

This press release contains forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, which are subject to the “safe harbor” created by those sections. Forward-looking statements are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release and include Omeros’ belief that PDE7 inhibitors could be effective therapeutics for the treatment of movement disorders as well as addiction and compulsive disorders, that addiction could provide a faster and less expensive development pathway for the PDE7 program, that NIDA will work with Omeros to advance the PDE7 program through the clinic, that the PPARg and PDE7 programs provide Omeros with a potentially broad franchise of drug treatments for addiction and compulsive disorders, and that Omeros may also have the near-term capability, through its GPCR program, to add a large number of new drug targets and their corresponding compounds to the market. Omeros’ actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, the risks, uncertainties and other factors described under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 4, 2010. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and the Company assumes no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.

Contact:

Jennifer Cook Williams

Cook Williams Communications, Inc.

Investor and Media Relations

360-668-3701

jennifer@cwcomm.org

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